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Exhibit 21.1

Subsidiary of Kodiak Oil & Gas Corp.

        Kodiak Oil and Gas (USA) Inc. (incorporated in the state of Colorado); 100% wholly-owned by Kodiak Oil & Gas Corp.

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  Exhibit 21.1